Exhibit 99.1

NEWS RELEASE
Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2011 FOURTH QUARTER

AND YEAR-END RESULTS

DeRidder, LA – March 1, 2012 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2011.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
	(in thousands, except per share data)

Net premiums earned	$66,211	$56,429	17.3%	$251,015	$218,881	14.7%
Net investment income	6,702	6,458	3.8%	26,340	26,242	0.4%
Net realized gains on investments (pre-tax)	1,468	165		2,228	2,449	(9.0)%
Net income	8,058	8,547	(5.7)%	24,125	34,606	(30.3)%
Diluted earnings per share	$0.44	$0.45	(2.2)%	$1.29	$1.81	(28.7)%
Book value per share	$19.33	$17.99	7.5%	$19.33	$17.99	7.5%
Net combined ratio	98.4%	89.2%		100.5%	92.4%
Return on average equity	9.3%	10.5%		7.1%	10.9%

Financial data for 2010 included in this release has been adjusted to correct an immaterial error related to the accounting for our estimate of state guaranty fund assessments.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “The workers’ compensation market continues to firm as carriers reassess their positions. AMERISAFE is capitalizing on this transition in the marketplace. We will continue to seek growth opportunities but remain committed to enhancing underwriting margins in the process. Fortunately, current market conditions should allow us to accomplish both objectives.”

Insurance Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
	(in thousands)

Gross premiums written	$62,128	$52,143	19.1%	$272,101	$228,424	19.1%
Net premiums earned	66,211	56,429	17.3%	251,015	218,881	14.7%
Loss and loss adjustment expenses incurred	49,627	39,390	26.0%	189,706	157,388	20.5%
Underwriting and certain other operating costs, commissions and salaries and benefits	15,040	10,831	38.9%	60,911	44,032	38.3%
Policyholder dividends	474	108		1,464	834	75.5%

Underwriting profit (pre-tax)	1,070	6,100	(82.5)%	(1,066)	16,627	(106.4)%

Insurance Ratios:
Current accident year loss ratio	78.2%	83.5%		78.2%	81.8%
Prior accident year loss ratio	(3.2)%	(13.7)%		(2.6)%	(9.9)%

Net loss ratio	75.0%	69.8%		75.6%	71.9%
Net underwriting expense ratio	22.7%	19.2%		24.3%	20.1%
Net dividend ratio	0.7%	0.2%		0.6%	0.4%

Net combined ratio	98.4%	89.2%		100.5%	92.4%

•

Gross premiums written increased 19.1% in both the three and twelve month periods. Payroll audits and related premium adjustments for policies written in previous periods increased premiums by $3.8 million in the fourth quarter and $5.9 million in the twelve months ended December 31, 2011. In 2010, these premium adjustments reduced premiums by $2.5 million in the fourth quarter and $27.2 million in the twelve months ended December 31. Additionally, voluntary premiums written increased 5.9% in the quarter and 4.2% in the twelve months ended December 31, 2011 compared to the same periods in 2010.

•

In the fourth quarter of 2011, the Company’s current accident year loss ratio for 2011 remained at 78.2%. Also during the quarter, the Company experienced favorable development for prior accident years which reduced loss and loss adjustment expenses by $2.2 million. Favorable development in accident year 2007 was the primary contributor, offset by unfavorable development recognized in accident year 2010.

•

For the twelve months ended December 31, 2011, the underwriting expense ratio was higher compared to the prior year period. Our experience rated commission and ceding commission offset the expense ratio by 3.5 percentage points in the twelve months ended December 31, 2011 compared to 6.5 percentage points for the same period in 2010. Also, assessment expense in 2011 was 4.4 percentage points higher than the prior year due to certain rate reductions in 2010. Offsetting these increases, lower fixed costs resulted in a 2.6 percentage point decrease in the underwriting expense ratio in the twelve months ended December 31, 2011.

•

For the year-ended December 31, 2011, we corrected an immaterial error related to the accounting for our estimate for state guaranty fund assessments. For all years prior to 2011, this correction increased net income by $4.9 million in the aggregate. This correction also reversed the $1.8 million change in estimate for guaranty fund assessments previously recognized in the third quarter of 2011. This correction had a favorable impact on book value of $0.27 per share, in the aggregate. Additional information regarding this correction is included in a schedule to this press release.

•

The effective tax rate for the twelve months ended December 31, 2011 was 11.5% compared to 22.0% for the same period in 2010. The decrease in the effective rate resulted from a change in the valuation allowance related to capital loss carry forwards and a larger portion of our net income being comprised of tax exempt investment income. The decrease from the valuation allowance was $1.2 million, or 12.4 percentage points for the fourth quarter and $1.4 million, or 5.3 percentage points for the twelve months ended December 31. This did not impact operating net income.

Geoff Banta, President and Chief Operating Officer, noted, “We are pleased with our fourth quarter results, which included an increase in our top line growth, even while we were strengthening our pricing. The quarter also showed improvement in both claims frequency and severity.

Investment Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
	(in thousands)

Net investment income	$6,702	$6,458	3.8%	$26,340	$26,242	0.4%
Net realized gains on investments (pre-tax)	1,468	165		2,228	2,449	(9.0)%
Pre-tax investment yield	3.2%	3.2%		3.1%	3.2%
Tax equivalent yield (1)	4.6%	4.4%		4.6%	4.4%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of December 31, 2011, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $851.5 million and the fair value of the portfolio was $890.7 million.

Supplemental Information

During the quarter, the Company repurchased 32,610 shares of its outstanding common stock for $0.6 million at an average price per share of $18.78, including commissions. Since beginning its share repurchase plan, the Company repurchased a total of 1,258,250 shares for $22.4 million at an average per share price of $17.78, including commissions.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in thousands, except share and per share data)

Net income	$8,058	$8,547	$24,125	$34,606
Less: Net realized capital gains	1,468	165	2,228	2,449
Tax effect of gains (1)	(514)	(58)	(780)	(857)
Valuation allowance (1)	1,176	81	1,442	869

Operating net income (2)	5,928	8,359	21,235	32,145

Average shareholders’ equity (3)	$346,243	$326,055	$340,522	$318,163
Less: Average other comprehensive income	2,229	338	1,240	1,497

Adjusted average shareholders’ equity	344,014	$325,717	339,282	$316,666

Diluted weighted average common shares	18,492,088	18,883,302	18,700,982	19,095,320

Return on average equity (4)	9.3%	10.5%	7.1%	10.9%
Operating return on average equity (2)	6.8%	10.3%	6.3%	10.2%
Diluted earnings per common share	$0.44	$0.45	$1.29	$1.81
Operating earnings per common share (2)	$0.32	$0.44	$1.14	$1.68

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures. Management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for March 2, 2012, at 10:30 a.m. Eastern Time, to discuss the fourth quarter results and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 9, 2012. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 48928398#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 33 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation

Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2010. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Revenues:
Gross premiums written	$62,128	$52,143	$272,101	$228,424
Ceded premiums written	(3,394)	(5,973)	(13,881)	(20,549)

Net premiums written	$58,734	$46,170	$258,220	$207,875

Net premiums earned	$66,211	$56,429	$251,015	$218,881
Net investment income	6,702	6,458	26,340	26,242
Net realized gains on investments	1,468	165	2,228	2,449
Fee and other income	529	89	1,080	584

Total revenues	74,910	63,141	280,663	248,156

Expenses:
Loss and loss adjustment expenses incurred	49,627	39,390	189,706	157,388
Underwriting and other operating costs	15,040	10,831	60,911	44,032
Interest expense	275	388	1,311	1,548
Policyholder dividends	474	108	1,464	834

Total expenses	65,416	50,717	253,392	203,802

Income before taxes	9,494	12,424	27,271	44,354
Income tax expense	1,436	3,877	3,146	9,748

Net income	$8,058	$8,547	$24,125	$34,606

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Basic EPS:
Net income	$8,058	$8,547	$24,125	$34,606

Basic weighted average common shares	18,082,974	18,417,784	18,250,173	18,637,167
Basic earnings per share	$0.45	$0.46	$1.32	$1.86

Diluted EPS:
Net income	$8,058	$8,547	$24,125	$34,606

Diluted weighted average common shares:
Weighted average common shares	18,082,974	18,417,784	18,250,173	18,637,167
Stock options	405,120	460,428	439,737	448,790
Restricted stock	3,994	5,090	11,072	9,363

Diluted weighted average common shares	18,492,088	18,883,302	18,700,982	19,095,320

Diluted earnings per common share	$0.44	$0.45	$1.29	$1.81

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2011	2010
	(unaudited)
Assets
Investments	$805,974	$765,537
Cash and cash equivalents	45,536	60,966
Amounts recoverable from reinsurers	96,212	95,133
Premiums receivable, net	121,223	122,618
Deferred income taxes	29,286	28,837
Deferred policy acquisition costs	18,756	17,400
Deferred charges	3,120	2,936
Other assets	28,402	24,496

	$1,148,509	$1,117,923

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$538,214	$532,204
Unearned premiums	118,699	111,494
Insurance-related assessments	21,506	18,718
Subordinated debt securities	25,780	36,090
Other liabilities	93,458	89,225

Total shareholders’ equity	350,852	330,192

Total liabilities and shareholders’ equity	$1,148,509	$1,117,923

###

Accounting for Correction to Estimate of State Guaranty Fund Assessment

	Twelve Months Ended December 31,				Three Months Ended September 30,	Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2011
	(in thousands, except for per share data)
As Initially Reported
Net income	$50,219	$43,846	$46,431	$33,353	$6,692	$17,888
Combined ratio	85.9%	81.4%	86.9%	93.3%	98.0%	99.6%
Earnings per share	$2.47	$2.15	$2.22	$1.75	$0.36	$0.95
Book value per share	$11.66	$13.86	$16.00	$17.72	$18.74	$18.74
Shareholders’ equity	$233,570	$278,272	$302,417	$325,223	$338,486	$338,486

As Adjusted
Net income	$51,018	$45,019	$47,563	$34,606	$4,871	$16,067
Combined ratio	85.5%	80.8%	86.2%	92.4%	102.3%	101.1%
Earnings per share	$2.51	$2.21	$2.28	$1.81	$0.26	$0.86
Book value per share	$11.73	$13.99	$16.20	$17.99	$18.91	$18.91
Shareholders’ equity	$234,981	$280,856	$306,133	$330,192	$341,634	$341,634

Variance
Net income	$799	$1,173	$1,132	$1,253	$(1,821)	$(1,821)
Combined ratio	(0.4)pp	(0.6)pp	(0.7)pp	(0.9)pp	4.3pp	1.6pp
Earnings per share	$0.04	$0.06	$0.06	$0.07	$(0.10)	$(0.09)
Book value per share	$0.07	$0.13	$0.20	$0.27	$0.17	$0.17
Shareholders’ equity	$1,411	$2,584	$3,716	$4,969	$3,148	$3,148